Exhibit 10.25

A10 NETWORKS, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between                     (“Executive”) and A10 Networks, Inc., a California corporation (the “Company”), effective as of             , 2014 (the “Effective Date”).

RECITALS

A. The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company for the benefit of its shareholders.

B. The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances to help maintain Executive’s focus on his duties and responsibilities to the Company and to minimize the need of Executive to consider alternative employment opportunities. These benefits will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.

C. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will automatically terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or Executive may terminate the employment relationship at any time, with or without Cause. Upon any termination of employment, the Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages and other benefits due to Executive under any Company-provided plans, policies and arrangements (“Accrued Compensation”).

3. Severance Benefits.

(a) Termination Without Cause or Resignation for Good Reason Other Than During the Change in Control Period and More Than One Year After Executive’s Employment Start Date. If after the one-year anniversary of Executive’s commencement of employment with the Company (x) the Company terminates Executive’s employment with the Company without Cause and other than due to death or Disability, or (y) Executive resigns from his or her employment for Good Reason, and, in each case, such termination does not occur during the Change in Control Period, then subject to Section 4 and in addition to Accrued Compensation, Executive will receive the following:

(i) Continuing Severance Payments. Executive will be paid continuing payments of severance pay at a rate equal to Executive’s base salary rate, as in effect immediately prior to Executive’s termination of employment, for a period of [CEO: twelve (12) months / Other Executives:

nine (9) months].

(ii) Continuation Coverage. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of [CEO: twelve (12) months / Other Executives: nine (9) months] from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu thereof, the Company will provide to Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the first month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to [CEO: twelve (12) payments / Other Executives: nine (9) payments]. For the avoidance of doubt, any taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(b) Termination Without Cause or Resignation for Good Reason During the Change in Control Period. If the Company terminates Executive’s employment with the Company without Cause and other than due to death or Disability, or if Executive resigns from his or her employment for Good Reason, and, in each case, such termination occurs during the Change in Control Period, then subject to Section 4 and the completion of the Change in Control, and in addition to Accrued Compensation, Executive will receive the following:

(i) Severance Payment. Executive will receive a lump-sum payment equal to [CEO: eighteen (18) months / Other Executives: twelve (12) months] of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or, if greater, at the level in effect immediately prior to the Change in Control (as applicable).

(ii) Bonus Payment. Executive will receive a lump-sum payment equal to [CEO: one hundred fifty percent (150%) / Other Executives: one hundred percent (100%)] of the greater of (A) Executive’s target bonus as in effect for the Company’s fiscal year in which the Change in Control occurs (as applicable), or (B) Executive’s target bonus as in effect for the Company’s (or surviving company’s, as applicable) fiscal year in which Executive’s termination of employment occurs.

(iii) Continuation Coverage. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of [CEO: eighteen (18) months / Other Executives: twelve (12) months] from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service

Act), then in lieu thereof, the Company will provide to Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the first month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to [CEO: eighteen (18) payments / Other Executives: twelve (12) payments]. For the avoidance of doubt, any taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(iv) Accelerated Vesting of Equity Awards. One hundred percent (100%) of Executive’s then-outstanding and unvested Equity Awards will become vested in full. If an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

In the event that Executive’s employment with the Company terminates in accordance with this Section 3(b) and such termination occurs prior to a Change in Control, then notwithstanding any provisions to the contrary set forth in any of Executive’s Equity Award agreements, (A) the Equity Award will remain outstanding until immediately prior to the Change in Control (provided that in no event will an Equity Award remain outstanding after the expiration of the Equity Award’s maximum term to expiration) notwithstanding that Executive’s status as a service provider to the Company has terminated, (B) any vesting acceleration under this subsection (iv) will be applied to Executive’s Equity Awards outstanding as of immediately prior to the Change in Control, and (C) any options and stock appreciation rights will remain outstanding and exercisable in accordance with, and for the post-termination exercisability period set forth in, the applicable Equity Award agreement as if Executive’s status as a service provider of the Company had ceased as of the Change in Control (provided that in no event will an Equity Award remain outstanding after the expiration of the Equity Award’s maximum term to expiration and, for the avoidance of doubt, subject to any earlier termination in accordance with the terms and conditions of the Company’s plan, including if applicable, its termination in connection with the Change in Control).

(c) Voluntary Resignation; Termination for Cause; Termination Prior to One-Year Anniversary of Employment Other than During Change in Control Period. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for the Accrued Compensation and those severance or other benefits (if any) as may then be established under the Company’s then-existing written severance and benefits plans and practices or pursuant to other written agreements with the Company. In addition, if Executive’s employment with the Company terminates for any reason on or before the one-year anniversary of Executive’s commencement of employment with the Company but other than during the Change in Control Period, then Executive will not be entitled to receive severance or other benefits except for the Accrued Compensation and those severance or other benefits (if any) as may then be established under the Company’s then-existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, Executive will not be entitled to receive any other severance or other benefits, except for the Accrued

Compensation and those severance or other benefits (if any) as may then be established under the Company’s then-existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e) Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 3(a) or 3(b) of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement.

4. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance payments or benefits (other than any Accrued Compensation) pursuant to this Agreement (the “Severance Benefits”) is subject to Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to the Severance Benefits. In no event will Severance Benefits be paid or provided, or in the case of installments, commence, until the Release actually becomes effective and irrevocable.

(b) Payment Timing Following Release.

(i) General Payment Timing. If the Release becomes effective and irrevocable by the Release Deadline Date, then subject to Section 4(d) below, Severance Benefits under this Agreement will be paid, or in the case of installments, will commence, on the first regularly scheduled payroll date that occurs after the Release Deadline Date (the “Severance Start Date”), but in no event later than March 15th of the calendar year following the calendar year in which Executive’s employment termination occurs, and any Severance Benefits otherwise payable to Executive during the period immediately following Executive’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to Executive on the Severance Start Date, with any remaining payments to be made as provided in this Agreement.

(ii) Overlapping Termination. For purposes of clarity, subject to Section 4(d) below, if (A) prior to a Change in Control, Executive incurs a termination of employment that qualifies Executive for Severance Benefits under Section 3(a), (B) the Release becomes effective and irrevocable by the Release Deadline Date, and (C) subsequent to Executive’s employment termination, a Change in Control occurs that qualifies Executive for Severance Benefits under Section 3(b) (the “Overlapping Termination”), then (1) any Severance Benefits under Section 3(a) will cease upon the Change in Control, and (2) Executive will be entitled to the Severance Benefits under Section 3(b) as follows: (I) a lump sum salary severance payment in the amount calculated and as described in Section 3(b)(i), but less any amount previously paid to Executive under Section 3(a)(i), (II) a lump sum bonus severance payment in the amount set forth and as described in Section 3(b)(ii), (III) the continued COBRA reimbursements for the number of months set forth and as described in Section 3(b)(iii), but less the number of months previously paid to Executive under Section 3(a)(ii) (or, if applicable, a taxable, lump sum cash payment of the amount calculated and as described in Section 3(b)(iii), less any taxable, lump sum cash payment previously paid under Section 3(a)(ii)), and (IV) the vesting acceleration as set forth under Section 3(b)(iv). Further, in the event of an Overlapping Termination, the additional Severance Benefits payable under Section 3(b) as specified in the immediately preceding sentence will be paid, or in the case of installments, will commence, on the later of the Change in Control or the Severance Start Date (such later date, the “Later Start Date”), and any Severance Benefits otherwise payable to Executive during the period immediately following Executive’s termination of employment with the Company through the Later Start Date will be paid in a lump sum to Executive on the Later Start Date.

(c) Confidential Information and Invention Assignment Agreements. Executive’s receipt of any payments or benefits under Section 3 (other than any Accrued Compensation) will be subject to Executive continuing to comply with the terms of the any confidential information and invention assignment agreement executed by Executive in favor of the Company and the provisions of this Agreement.

(d) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(d)(iv) below or resulting from an involuntary separation from service as described in Section 4(d)(v) below. In no event will Executive have discretion to determine the taxable year of payment of any Deferred Payment.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi) The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. For purposes of this Agreement, to the extent required to be exempt from or comply with Section 409A, references to Executive’s “termination of employment” or similar phrases will be references to Executive’s “separation from service” within the meaning of Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

5. Limitation on Payments. In the event that the payments and benefits provided for in this Agreement or other payments and benefits payable or provided to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s payments and benefits under this Agreement or other payments or benefits (the “280G Amounts”) will be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.

(a) Reduction Order. In the event that a reduction of 280G Amounts is being made in accordance with this Section 5, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:

(i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);

(ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first);

(iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and

(iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

In no event will Executive have any discretion with respect to the ordering of payments.

(b) Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs and make all payments for the Firm’s services relating to any calculations contemplated by this Section 5.

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” will mean:

(i) Executive’s repeated failure to perform his or her duties and responsibilities to the Company, or abide, in all material respects, with the policies of the Company after written notice from the Board or an officer of the Company describing in reasonable detail Executive’s failure to perform such duties or responsibilities or abide by such policies;

(ii) Executive’s engagement in illegal conduct that was or is injurious in any material respect to the Company;

(iii) Executive’s material violation or material breach of his or her [Confidential Information and Invention Assignment] with the Company that is not cured within twenty (20) days of written notice thereof or is incapable of cure; or

(iv) Executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair Executive’s performance of his employment duties) or any crime involving fraud, embezzlement or other offense which involves moral turpitude, and/or committing any act of embezzlement, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company.

The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment relationship at any time as provided in Section 2 above, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(b) Change in Control. “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group within the meaning of Section 13(d) of the Exchange Act (“Person”), acquires ownership of the stock of the Company that, together with the stock already held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) Change in Control Period. “Change in Control Period” will mean, subject to the completion of the Change in Control, the period beginning on the date on which an agreement to enter into such Change in Control has been signed and executed by the relevant parties, and ending on the date twelve (12) months following such Change in Control.

(d) Code. “Code” will mean the Internal Revenue Code of 1986, as amended.

(e) Disability. “Disability” will mean Executive’s inability to perform the essential functions of his or her job due to a Permanent and Total Disability as defined under Section 22(e)(3) of the Code.

(f) Equity Awards. “Equity Awards” will mean Executive’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance share units and any other Company equity compensation awards.

(g) Good Reason. “Good Reason” will mean Executive’s voluntary termination of employment with the Company within ninety (90) days following the expiration of any Company cure period (discussed below) following one or more of the following occurring without Executive’s prior written consent:

(i) a material reduction by the Company in Executive’s gross base salary, as in effect immediately prior to such reduction other than in connection with a similar reduction for all similarly-situated employees of the Company;

(ii) a material reduction by the Company in Executive’s authority, duties, or responsibilities; or

(iii) relocation of Executive’s principal place of work to a location that is more than fifty (50) miles from Executive’s current principal work site for the Company;

Executive may not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the initial existence of the condition that Executive believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice, during which such grounds must not have been cured.

For purposes of the “Good Reason” definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(h) Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

7. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive will be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).

9. Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, including but not limited to the Offer Letter entered into between you and the Company dated [DATE], and any accelerated vesting and post-termination exercisability provisions set forth in your equity award agreements (to the extent modified by this Agreement), in each case with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in Santa Clara County, California, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first set forth above.

COMPANY	A10 NETWORKS, INC.

By:

Title:

EXECUTIVE	[NAME]

(Signature)

Date: